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                     OPTION TO JOINT VENTURE

This agreement is dated this 19th day of April, 1996, by and between Royal Silver Mines, Inc., a Utah corporation (Royal) and Placer Mining Corporation, a Nevada Corporation (Placer) for the purpose of granting Royal an option to enter into a joint venture with Placer for the development of the Bunker Hill Mine in Shoshone County, Idaho.

CONSIDERATION

Upon signing of this agreement, Royal will pay to Placer the sum of $50,000 and issue to Placer a total of 100,000 shares of restricted common stock of Royal. This payment and issuance of shares will be non-refundable in the event that, upon completion of the due diligence period, Royal does not proceed with the Joint Venture.

OPTION PERIOD, DUE DILIGENCE

This option period will commence with the signing of this agreement and continue until Monday, July 22, 1996. During this period, Royal will, at its sole expense, undertake the necessary due diligence with respect to title of mining claims, analysis of geological and engineering data, and environmental review of the project. On or before June 5, 1996, Royal agrees to place $1,000,000 cash and 1,000,000 shares of Royal restricted common stock into a trust account to be released to Placer upon execution of a Joint Venture Agreement satisfactory to both parties on or before July 22, 1996.

JOINT VENTURE AGREEMENT

The parties hereby agree that upon satisfactory completion of the due diligence period, they will enter into a Joint Venture
Agreement, with the following specific provisions.

Initial Contributions:

Placer as its initial contribution shall contribute its mining rights to the Bunker Hill Mine property.

Royal as its initial contribution will pay the aforementioned $1,000,000 and issue 1,000,000 Royal common shares to Placer. Royal agrees that it will prepare and file a registration statement on form S-3 or other available form to remove the restriction from the 1,000,000 shares plus the 100,000 option shares at the earliest practical date. This payment to Placer will give Royal a 7 1/2 percent interest in the Joint Venture.



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Subsequent Contributions:

On or before July 22, 1997, Royal will contribute $6,000,000 in cash to the Joint Venture Account, to be spent for the benefit of the property in accordance with the management committee recommendations. With this contribution, Royal's interest in the Joint Venture shall increase to 12 1/2 percent. It is Royal's full intent to accelerate partial payment of these funds to the Joint Venture, and it is agreed that a pro-rata vesting of Joint
Venture percentage interest will be granted for partial payments to the Joint Venture Account.

On or before July 22, 1998, Royal will contribute an additional
$8,000,000 in cash to the Joint Venture Account, as above. With this contribution, Royal's interest in the Joint Venture shall increase to 25 percent.

On or before July 22, 1999, Royal will contribute an additional
$11,000,000 in cash to the Joint Venture Account, and with this contribution Royal's interest in the Joint Venture shall increase to 51 percent.

On or before July 22, 2000, Royal will contribute an additional
$15,000,000 in cash to the Joint Venture Account to increase its interest to 80 percent.

Royal may, at its option, make its contributions ahead of schedule to accelerate its vesting in the Joint Venture, subject to the approval of Placer for two years.

Management Committee:

It is agreed by the parties that the Joint Venture Agreement will form a management committee of 3 members to oversee the expenditure of funds and the development of the mine for the benefit of the Joint Venture. Until such time as Royal has contributed $40,000,000 in cash to the Joint Venture Account, Placer shall have two members on the committee and Royal one. Once $40,000,000 or more has been contributed by Royal to the Joint Venture Account, then Royal shall have two members and Placer one.

EXCEPTIONS

It is agreed by the parties that production of specimen crystals for sale to the collector market will be excluded from the Joint
Venture and will remain the exclusive property of Placer for a period of 5 years. Thereafter, the split will be 80-20.

It is further agreed that revenues from the sale of Colloidal
Silver will remain the exclusive property of Placer for a period of three years. Thereafter, the split will be subject to negotiation between the parties.

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FORMAL AGREEMENT CONTEMPLATED

It is understood and agreed by the parties that this OPTION TO
JOINT VENTURE AGREEMENT is preliminary and will be superseded by a formal Joint Venture Agreement which will incorporate the terms outlined here.

IN WITNESS HEREOF, each of the parties has executed this Agreement as of the day and year first above written.

Royal Silver Mines, Inc.           Placer Mining Corporation

________________________________   _____________________________
Its President                      Its _________________________